Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and AMONG

precision pathology laboratory services, LLC

VILLAGE OAKS PATHOLOGY SERVICES, P.A.,

AND

ROBY p. JOYCE, M.D.

Effective as of

September 18, 2023

TABLE OF CONTENTS

	Article 1
	DEFINITIONS

	Article 2
	PURCHASE OF NON-MEDICAL ASSETS

2.1	Purchase and Sale	1
2.2	Allocation	4
2.3	Assumed Liabilities	4
2.4	Excluded Assets	5
2.5	Excluded Liabilities	5
2.6	Fair Market Value	6
2.7	Withholding Tax	6
2.8	Escrow Amount	6
2.9	Agreement Not to Undergo a Change of Control or Dissolve	7

	Article 3
	THE CLOSING

3.1	Closing	7
3.2	Seller Closing Deliverables	7
3.3	Buyer Closing Deliverables	9

	Article 4
	REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1	Organization and Good Standing	9
4.2	Due Authorization; Capacity	10
4.3	No Violation; No Consents	10
4.5	Financial Statements	10
4.6	Title to Purchased Assets	11
4.7	Certain Remuneration and Self-Referrals	11
4.8	Assigned Contracts	11
4.9	Taxes	12
4.10	Litigation and Proceedings	12
4.11	Employees and Independent Contractors	12
4.12	Employee Benefit Matters	13
4.13	Compliance with Law	14
4.14	Permits and Licenses	15
4.15	Intellectual Property	15
4.16	Payor Participation	15
4.17	Conduct Business in the Ordinary Course	16
4.18	No Brokers or Finders	16
4.19	Solvency	16
4.20	Full Disclosure	16
4.21	No Other Representations or Warranties	16

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	Article 5
	REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1	Organization and Good Standing	17
5.2	Due Authorization	17
5.3	No Conflicts	17
5.4	No Finders or Brokers	17

	Article 6
	INDEMNIFICATION

6.1	Survival	18
6.2	Indemnification by the Buyer	18
6.3	Indemnification by Seller	18
6.4	Certain Limitations	18
6.5	Indemnification Procedures	19
6.6	Payments	19
6.7	Characterization of Indemnity Payment for Tax Purposes	19
6.8	Cumulative Remedies	20

	Article 7
	COVENANTS

7.1	Further Assurances	20
7.2	Certain Consents	20
7.3	Certain Employee Matters	20
7.4	Post-Closing Access	21
7.5	Confidentiality Covenants of Seller and Certain Other Persons	22
7.6	Non-Competition; Non-Solicitation	23
7.7	Transfer Taxes and Payment of Other Taxes	25
7.8	Receivables	25
7.9	Post-Closing Filing Obligations	25
7.10	New Lease	25

	Article 8
	MISCELLANEOUS

8.1	Publicity	26
8.2	Expenses	26
8.3	Notices	26
8.4	Offset and Withholding	27
8.5	Governing Law; Venue	27
8.6	Headings	27
8.7	Entire Agreement	27
8.8	Successors and Assigns	27
8.9	Amendment; No Waiver	27
8.10	Severability	27
8.11	Assignment; No Third Party Beneficiary	28
8.12	Further Assurances	28
8.13	Attorneys’ Fees	28
8.14	Interpretation of Agreement	28
8.15	Counterparts	28

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into and made effective as of September 18, 2023, by and among (i) Precision Pathology Laboratory Services, LLC, a Texas limited liability company (the “Buyer”), (ii) Dr. Roby P. Joyce, M.D. (“Owner”) and (iii) Village Oaks Pathology Services, P.A., a Texas professional association d/b/a Precision Pathology Services (the “Seller”). Each of the Buyer and the Seller may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Seller owns certain Purchased Assets (as hereinafter defined) used, useful or held for use in connection with its ownership, management, and operation of the clinical anatomic and clinical pathology testing laboratory division or segment of Seller and related services business, other than the medical practice of Seller (the “Business”);

WHEREAS, Owner is the sole owner of Seller and will receive direct and indirect benefits under this Agreement; and

WHEREAS, the Buyer desires to purchase, and Seller desires to sell, the Purchased Assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Seller hereby agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement have the respective meaning assigned such terms in Appendix I attached to this Agreement and incorporated herein.

Article 2

PURCHASE OF NON-MEDICAL ASSETS

2.1 Purchase and Sale.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer, and deliver to the Buyer, free and clear of all Encumbrances, and the Buyer shall purchase, all of the Seller’s right, title, and interest in, to, and under all assets of the Seller relating to or used, useful or held for use in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, the following assets, but specifically excluding the Excluded Assets:

(i) all of the assets listed or described on Schedule 2.1(a)(i);

(ii) all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names (including, the trade name “Precision Pathology Services”), logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), Internet domain names, IP addresses, internet and mobile account names (including social media names, “tags,” and “handles”) and other source indicators, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, including computer software and all source code, executable code and documentation used in or related to same; (iv) registrations and applications for any of the foregoing; (v) confidential information, proprietary information and trade secrets, including know how, ideas, inventions, designs, technology, tools, methods, specifications, technical data, databases, data collections, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals; (vi) rights of privacy and publicity; (vii) other similar proprietary and intangible rights; and (viii) all causes of action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing;

(iii) all accounts receivable, notes receivable, rebate receivables, bid, performance, lease, utility or other deposits, employee advances, draws and other miscellaneous receivable of the Business, whether billed or unbilled, including any security, claim, remedy or right used in or related to any of the foregoing;

(iv) all cash or cash equivalents in the operating accounts of Seller as of the Closing Date (“Cash in Bank Amount”);

(v) the entire operating assets of the Business, all tangible personal property located at the Laboratory Premises and/or used, useful in, held for use in or relating to the Business or its operations, including, without limitation, all vehicles, machinery, equipment (including, medical, office and other equipment), furniture, fixtures, finishings, computer equipment, telephones, tools, spare parts and medical instruments, together with any and all warranties thereon (to the extent same are assignable);

(vi) all inventory, raw materials, packaging, supplies, parts, disposables, consumables and other inventories located at the Laboratory Premises or used, useful in, held for use in or relating to the Business or its operations, including, but not limited to, medical supplies, bandages, and office materials, together with any and all warranties thereon (to the extent same are assignable);

(vii) all rights of Seller in and to the Laboratory Lease and all rights of Seller in and to any leases for equipment and personal property used in connection with the operation of the Business listed on Schedule 2.1(a)(vii) (all such assumed leases and the Laboratory Lease, the “Assumed Leases”);

(viii) all right, title and interest in and to the Contracts listed on Schedule 2.1(a)(viii) (the “Assumed Contracts”);

(ix) subject to applicable Law, the originals, or copies if originals are not readily available, of all documents, books, records, operating manuals, policies and procedures, forms and files in Seller’s possession with respect to the operation of the Business and the Purchased Assets, including original paper and electronic equipment records, construction plans and specifications, medical and administrative libraries, financial records, and other records and files relating to the ownership and operation of the Business, but specifically excluding personnel records;

(x) to the extent assignable, all of the Seller’s rights in and relating to computer programs and software (including billing, discharge and electronic medical records software) licensed by the Seller in connection with the Business (collectively, the “Licensed Intellectual Property”);

(xi) all telephone numbers and listings used in connection with the operation of the Business; (for the avoidance of doubt not including owners and other physicians telephone numbers whether or not used in the Business)

all general intangibles and other intangible assets related to or connected with the Business, including (A) refunds, rights of offset and credits and deposits, (B) all Permits required for the conduct of the Business, for the operation thereof, or for the ownership and use of the Purchased Assets (to the extent the same are transferable under applicable Laws), (C) any claims, Actions, causes of action, rights of recovery, defenses or other action being pursued by, or available to Seller, to the extent related to the Business or the Purchased Assets, and (D) rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Purchased Assets.

(xii) all prepaid expenses and other deposits and advance payments of Seller with respect to the Business;

(xiii) all other property of every kind, character or description, tangible and intangible, known or unknown, owned or leased by Seller and used or held for use in the operation of the Business, whether or not described in this Agreement (other than the Excluded Assets);

(xiv) all additions, substitutions, replacements, repossessions, and products of any of the properties and Purchased Assets described above; and

(xv) the Business as a going concern, including all goodwill thereof.

(b) As full and complete consideration for the sale, assignment, conveyance, transfer, and delivery to the Buyer of the Purchased Assets, free and clear of all Encumbrances, the Buyer shall pay the Seller $3,500,000.00 (the “Purchase Price”). Subject to adjustment as herein provided, the Purchase Price will be payable as follows:

(i) on the Closing Date, the Buyer shall pay, in immediately available funds, to the Seller an amount equal to the Closing Payment, subject to adjustment; and

(ii) the issuance by bioAffinity Technologies, Inc., a Delaware corporation and parent of Buyer (“Parent”), of 564,972 shares of Parent common stock (“Parent Equity”), currently listed and traded as “BIAF” on the NASDAQ Capital Market, which share number was determined by dividing $1,000,000.00 by the average of the trading day closing prices for the thirty (30) days prior to September 15, 2023, rounded to the nearest whole share. The Seller acknowledges and agrees that the Parent Equity is restricted and not registered for resale; however, Parent, in its sole discretion, may register the Parent Equity in conjunction with Parent’s next financing following the Closing Date in which Parent registers its common stock. The Seller hereby instructs Purchaser to cause the Parent to issue the Parent Equity to Owner, as trustee of the Joyce Living Trust, upon receipt and acceptance by Parent of the duly executed Subscription Agreement.

2.2 Allocation. The Buyer and the Seller shall mutually agree on the appropriate allocation of the Purchase Price and all other applicable capitalized costs and other relevant items in a manner complying with Section 1060 of the Tax Code and the Treasury Regulations promulgated thereunder in accordance with this Section 2.2 (the “Allocation”). The Buyer shall prepare the Allocation within sixty (60) days after the Closing Date, or as soon as is reasonably practicable thereafter, and shall deliver a copy thereof to the Seller for its review and comment. If the Seller notifies the Buyer in writing that the Seller objects to one or more items reflected in the Allocation and sets forth the Buyer’s proposal regarding such item(s), the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation within ninety (90) days following the Closing Date, such dispute shall be resolved by the Independent Accountant who, acting as an expert and not arbitrator, shall resolve the disputed items only and make any adjustments to the Allocation. The Independent Accountant shall only decide the specific items under dispute by the Parties and its decision for each disputed item must be within the range of values assigned to each such item in the draft Allocation prepared by the Buyer and the notice of objection submitted by the Seller, respectively. The fees and expenses of the Independent Accountant shall be borne equally by the Seller and the Buyer. The Buyer shall also prepare any revisions to the Allocation from time to time that may be required by Section 1060 of the Tax Code and the Treasury Regulations thereunder (for example, to account for any adjustments to the Purchase Price or other relevant items) and shall promptly provide any such revisions to the Seller for its review and comment, which comments (if any) Buyer shall consider in good faith. The Buyer and the Seller agree that all Tax Returns of the Buyer and the Seller shall be prepared consistently with the Allocation as finally prepared and/or revised by Buyer.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer agrees, effective at the Closing, to assume only the following liabilities and obligations of the Seller (the “Assumed Liabilities”):

(a) all liabilities and obligations of the Seller under any Assumed Leases or Assumed Contracts, to the extent that any such liabilities and obligations accrue and first arise or are scheduled to be performed after the effectiveness of the Closing for reasons other than any breach, violation or default thereof by the Seller (excluding Excluded Liabilities and any liability for work performed prior to the effectiveness of the Closing);

(b) all accounts payable of the Seller at the Closing incurred in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) (“Ordinary Course of Business”) and set forth on the Seller’s Closing balance sheet, provided that the amount of such accounts payable shall not include any liabilities associated with any breach of contract, tort or violation of Law; and

(c) all cost and expenses associated with the conversion of QuickBooks Enterprise Desktop edition to QuickBooks Online edition.

2.4 Excluded Assets. The following assets of Seller (collectively the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller after the Closing:

(a) the assets listed on Schedule 2.4(a), none of which are tangible personal property used in the Business;

(b) the Medical Assets;

(c) any Employee Retention Credit Refund;

(d) any Contract of Seller other than an Assumed Contract or Assumed Lease;

(e) any and all Employee Benefit Plans;

(f) that certain Certificate of Deposit issued by Broadway National Bank currently in the name of the Seller with a value of approximately $100,823.00 as of December 31, 2022; and

(g) all physician, including Owner, mobile phone telephone numbers.

For the avoidance of doubt, any artwork or personal effects at the Laboratory Premises owned by Owner, rather than Seller, are excluded from the purchase by Buyer.

2.5 Excluded Liabilities. The Buyer shall not and does not assume any of, and Seller shall remain solely liable for and cause to be paid and satisfied when due, all Liabilities of the Seller and its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”), including:

(a) any Taxes (i) imposed on Seller or its Affiliates for any taxable period, (ii) imposed with respect to the Excluded Assets for any taxable period, or (iii) relating to the Business (including the Purchased Assets) for any period (or portion thereof) ending on or prior to the Closing Date, including any Taxes imposed as a result of the transactions contemplated herein;

(b) any Liabilities or obligations of Seller relating to the Excluded Assets;

(c) any Liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including fees and expenses of its counsel, accountants and other advisors, and any Liabilities of Seller for commissions or fees owed to any finder or broker retained by Seller in connection with the transactions contemplated hereby;

(d) any Liability or obligation resulting from any formal or informal, written or unwritten, agreement with respect to employee compensation, severance pay, bonus, partner distributions, pension, retirement, profit sharing, health or medical benefit, welfare plan, or any other employee benefit or fringe benefit plan and any stock option arrangements, warrants or employment agreements for services, including any Liabilities or obligations under an Employee Benefit Plan;

(e) any Liability or obligation (actual or alleged) of Seller to Persons or properties arising from the ownership, possession or operation of the Business or any of the Purchased Assets prior to the Closing Date;

(f) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business, the Medical Assets, or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, including any Actions brought by any present or former employees, independent contractors, consultants, customers, vendors or patients of Seller;

(g) any Liabilities of Seller for any present or former employees, officers, partners, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any pre-Closing claims for wages or other benefits, bonuses, workers’ compensation, severance, retention, termination or other payments;

(h) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(i) any Liabilities under any Contracts of Seller (other than the Assumed Contracts and Assumed Leases) or any other Contracts of Seller (i) which are not validly and effectively assigned to the Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(j) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions, including but not limited to, any debt pursuant to the Economic Injury Disaster Loan Program or Paycheck Protection Program; and

(k) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law (including any failure to comply with Healthcare Laws) or Governmental Authority.

2.6 Fair Market Value. The Parties agree that the Purchase Price represents the fair market value of the Purchased Assets in an arm’s length transaction and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated or to be generated between the Parties or any of their Affiliates for which payment may be made, in whole or in part, under Medicare or any state health care program, as defined under Section 1128B of the Social Security Act.

2.7 Withholding Tax. The Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

2.8 Escrow Amount.

(a) On the Closing Date, Buyer shall deposit the Escrow Amount with J.P. Morgan Chase Bank, N.A. (the “Escrow Agent”) to be held in an account established by the Escrow Agent pursuant to the terms of a mutually agreed upon form of Escrow Agreement to be entered into by the Seller, Buyer and Escrow Agent at Closing (the “Escrow Agreement”). The Escrow Amount shall be released on the terms of the Escrow Agreement and used solely to satisfy the Seller’s contingent and non-contingent post-Closing obligations under this Agreement, including Seller’s liabilities for indemnification matters arising under Section 6.3.

(b) On the date which is twelve (12) months following the Closing Date, Seller and Buyer will jointly instruct the Escrow Agent to release from escrow one-half of the then current balance of Escrow Amount, minus the aggregate amount of all pending indemnification claims by the Buyer Indemnified Parties pursuant to Section 6.3 (such amount, the “Pending Claims Amount,” and the amount of the Escrow Amount to be paid by Buyer to Seller, the “Escrow Release Amount”), and on the date which is twenty-four (24) months following the Closing Date, the Seller and Buyer will jointly instruct Escrow Agent to release from escrow the remaining Escrow Amount minus any Pending Claims Amount. In each case the Escrow Release Amount shall be released to an account or accounts designated in writing by the Seller in accordance with the Escrow Agreement.

2.9 Agreement Not to Undergo a Change of Control or Dissolve. Seller covenants that it shall not dissolve nor undergo a Change of Control, unless such dissolution or Change of Control is pursuant to the terms of the Management Services Agreement and Succession Agreement, each to be entered into at Closing by and among Buyer, Owner and the Seller, provided however, unless otherwise agreed upon in writing by Buyer, the Seller shall have paid, satisfied or discharged all of its Liabilities, or made adequate provision for payment, satisfaction or discharge thereof including the performance of its obligations under the Assumed Contracts to which the Seller is a party, if any. Further, the Seller shall not make any distributions to its owners that could result in its being insolvent or unable to pay, satisfy or discharge its Liabilities.

Article 3

THE CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as of the Effective Time. The Closing shall be accomplished by electronic transmission and exchange of all signatures and other Closing documents and deliverables, as required herein.

3.2 Seller Closing Deliverables. At the Closing, the Seller shall deliver (or shall have delivered), or cause to be delivered, to the Buyer the following:

(a) an executed and notarized Bill of Sale, in form and substance mutually acceptable to the Buyer and Seller (the “Bill of Sale”);

(b) an executed Assignment and Assumption Agreement with respect to the Assumed Contracts and the Assumed Leases, in form and substance mutually acceptable to the Buyer and Seller (the “Assumption Agreement”);

(c) an executed Assignment and Assumption of Lease (the “Assignment and Assumption of Lease”), by and between the Seller and Buyer, whereby the Seller will assign, transfer and convey to Buyer, free and clear of all Encumbrances, all of the Seller’s right, title and interest in and to the Laboratory Lease, and an executed consent to assignment from the Landlord consenting to the assignment of the Laboratory Lease to Buyer, all in form and substance mutually acceptable to Buyer and the Seller;

(d) an executed Professional Services Agreement, in form and substance mutually acceptable to the Buyer and Seller (the “Professional Services Agreement”);

(e) an executed Management Services Agreement, in form and substance mutually acceptable to the Buyer and Seller (the “Management Services Agreement”);

(f) an executed Succession Agreement, in form and substance mutually acceptable to the Buyer, Seller and Owner (the “Succession Agreement”);

(g) an executed Escrow Agreement;

(h) an executed Executive Employment Agreement, in form and substance mutually acceptable to Owner and Buyer (the “Executive Employment Agreement”);

(i) an Employment Agreement, by and between Buyer and Maya Thukrail-Hair, duly executed by Maya Thukrail-Hair, in form and substance satisfactory to Buyer;

(j) an executed Subscription Agreement, in a form provided by Parent and completed by Owner as Trustee of the Joyce Living Trust in a manner satisfactory to Parent, regarding the Parent Equity that Seller has directed to be issued to the Joyce Living Trust as part of the Purchase Price (the “Subscription Agreement”);

(k) evidence of transfer to accounts designated by Buyer of the Cash in Bank Amount;

(l) Certificates of fact issued by the Secretary of State of the State of Texas and account status issued by the Texas Comptroller of Public Accounts for the Seller and dated within ten (10) days prior to the Closing Date;

(m) Certificates from the Seller pursuant to Treasury Regulations Section 1.1445-2(b) that the Seller is not a foreign person within the meaning of Section 1445 of the Tax Code duly executed by the Seller, in form and substance reasonably satisfactory to the Buyer;

(n) a duly completed Form 01-917 Statement of Occasional Sale promulgated by the Texas Comptroller of Public Accounts executed by Seller;

(o) Resolutions of the Seller authorizing the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the signature and incumbency of the officer of Seller authorized to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, certified as true and accurate as of the Closing by an appropriate officer of Seller;

(p) Payoff letters from lenders and creditors of the Seller providing for the payoff and release of all Encumbrances on the Purchased Assets, except for the Flow Cytometer Lease which is being assumed by Buyer, and otherwise in form and substance satisfactory to Buyer;

(q) Copies of consents set forth in Schedule Section 1.01(i) duly executed by the Person providing such consent; and

(r) Such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

3.3 Buyer Closing Deliverables. At the Closing, the Buyer shall deliver (or shall have delivered), or cause to be delivered, to the Seller the following:

(a) the Closing Payment;

(b) the Parent Equity issued by Parent;

(c) Assumption Agreement, duly executed by the Buyer;

(d) Assignment and Assumption of Lease duly executed by Buyer;

(e) Professional Services Agreement duly executed by Buyer;

(f) Management Services Agreement duly executed by Buyer;

(g) Succession Agreement duly executed by Buyer;

(h) Escrow Agreement duly executed by Buyer;

(i) Executive Employment Agreement duly executed by Parent;

(j) Resolutions of the Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the signature and incumbency of the officer of the Buyer authorized to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, certified as true and correct as of the Closing by an appropriate officer of the Buyer;

(k) Resolutions of Parent authorizing the issuance of the Parent Equity and the election of Owner to the Board of Directors of Parent, certified as true and correct as of the Closing by an appropriate officer of the Parent; and

(l) Such other documents or instruments as Seller reasonably requests and are necessary to consummate the transactions contemplated by this Agreement.

Article 4

REPRESENTATIONS and WARRANTIES OF THE SELLER

As a material inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and Owner, jointly and severally, hereby make the following representations, warranties, and covenants, each of which is relied upon by the Buyer regardless of any investigation made or information obtained by the Buyer or its Affiliates.

4.1 Organization and Good Standing. The Seller is a professional association, duly organized, validly existing and in good standing under the laws of the state of Texas. The Seller has full power and authority to own, operate or lease the properties and Purchased Assets now owned, operated or leased by it and to carry on its business (including the Business) as currently conducted. The Seller (a) does not (i) have any direct or indirect subsidiaries, (ii) own any equity interests in any other Person, or (iii) except as disclosed on Schedule 4.1(a)(iii), provide medical or healthcare services through any other Person.

4.2 Due Authorization; Capacity. The Seller is duly empowered and authorized, and the Owner has the legal capacity, to enter into this Agreement and the other transaction documents to which the Seller or Owner, respectively, is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of the Seller and the consummation of the transactions contemplated hereby by the Seller have been duly authorized, and no other approvals or authorizations are necessary in connection therewith. This Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of the Seller or Owner (assuming due authorization, execution and delivery by the Buyer)are the valid and binding obligations of the Seller and Owner, as the case may be, enforceable against the Seller and Owner in accordance with their respective terms.

4.3 No Violation; No Consents.

(a) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Seller; (ii) constitute a breach or violation of any applicable Law, or any Contract to which the Seller is a party to which any of the Purchased Assets is subject; (iii) violate, conflict with or result in any breach of, result in any modification of the effect of, otherwise give any contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract which is either binding upon or enforceable against the Seller, the Business, or the Purchased Assets; (iv) result in the imposition or creation of any Encumbrance on any of the Purchased Assets; or (v) breach, impair, or in any way limit any Permit of the Seller or the Business.

(b) Except for the consents and notice requirements specifically listed and described in Schedule 4.3(b), the execution and delivery of this Agreement by the Seller and the consummation of the transactions provided herein by the Seller will not require any consent, review, approval, Permit, waiver, notice, governmental order, declaration, filing with or other process of any Governmental Authority or of any party to any Contract to which the Seller is a party or by which any of the Purchased Assets is subject or may be bound.

4.5 Financial Statements.

(a) Complete copies of the financial statements consisting of (i) the audited balance sheet of the Business as at December 31, in each of the years, 2021 and 2022 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended and (ii) unaudited statements of income and retained earnings, shareholders’ equity, and cash flow for the period ending June 30, 2023 (the “Financial Statements”) are included in Schedule 4.5. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(b) Seller has no Liabilities with respect to the Business, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(c) Except as set forth on Schedule 4.5, since the Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

4.6 Title to Purchased Assets. The Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of Encumbrances as of the Closing Date. The Purchased Assets constitute all of the operating assets and tangible personal property currently in existence that are being used or are usable in connection with the Business (with the exclusion of the Excluded Assets). The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

4.7 Certain Remuneration and Self-Referrals. Neither the Seller nor any employee of the Seller, or, to the Seller’s Knowledge, any other Person has, at any time, directly or indirectly, (a) paid, delivered or received or agreed to pay, deliver or receive any fee, commission or other sum of money, item of property or remuneration of any kind, directly or indirectly, overtly or covertly, in cash or in kind, however characterized, to or from any Person to induce or reward the referral or any business or which is in any manner related to the operations or business of the Seller (including the Business) which is illegal under any applicable federal, state or local anti-kickback or fee splitting Law, or (b) submitted any claim for reimbursement to any third party payor, including any governmental payors, in connection with any referrals that violated any applicable federal, state, or local self-referral, kickback or bribery Law.

4.8 Assigned Contracts. Each Assumed Contract and Assumed Lease is valid and binding on the Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to the Knowledge of Seller, any other party to any Assumed Contract or Assumed Lease is in default in connection with such Assumed Contract or Assumed Lease. No act or event has occurred which, with notice or lapse of time or both, would constitute a default under any Assumed Contract or Assumed Lease with respect to Seller or, to the Knowledge of the Seller, any other party. The Seller has not given or received any notice of cancellation or termination in connection with any Assumed Contract or Assumed Lease. Except as set forth on Schedule 4.8, no Assumed Contract or Assumed Lease will be materially affected by, or require the consent of or payment to any other party to avoid an event of default, an event of termination or other Material Adverse Effect, with respect to such by reason of the transactions contemplated by this Agreement.

4.9 Taxes. All Tax Returns with respect to the Purchased Assets and/or the Business required to be filed by or on behalf of the Seller for any Pre-Closing Tax Period have been, or will be, timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, fully and timely paid. The Seller withheld and paid (or has set apart for payment and will pay) each Tax required to have been withheld and paid (or set apart pending payment) in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, Engaged Professional or other party, and complied with all information reporting and backup withholding provisions of applicable Law. The Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Seller does not hold a sales tax permit of any kind and is not a retailer or seller of tangible personal property in the Ordinary Course of Business, and the Seller is not required to hold a sales tax permit under state Law.

4.10 Litigation and Proceedings. There are no Actions pending or, to the Seller’s Knowledge, threatened against or by the Seller, the Business, the Purchased Assets, any Engaged Professional or any Person at any time employed, engaged, or otherwise associated with the Seller (i) arising out of, relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.11 Employees and Independent Contractors.

(a) Schedule 4.11 attached hereto contains a list of all individuals who are current employees, independent contractors or consultants of the Seller who provide non-medical services in connection with the Business, currently engaged or employed by the Seller or by any third party or other Person on behalf of the Seller, and including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized (collectively, the “Business Personnel”), and sets forth for each such individual the following: (a) name; (b) title or position (including whether full or part time); (c) hire date; (d) current annual compensation rate; (e) all Accrued PTO and severance pay; and (f) service credit recognized under any employee benefit plan for purposes of eligibility or vesting.

(b) Seller’s employees are not unionized nor has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of Seller by any labor organization. There is no labor strike, dispute, request for representation, slow down, or stoppage, pending or, to the Knowledge of the Seller, threatened against the Seller.

(c) As of the date of this Agreement and as of the Closing, all compensation, including, but not limited to, wages, commissions and bonuses payable to all current or former employees, independent contractors or consultants of the Seller for services performed on or prior to the date of this Agreement or the Closing Date have been or will be, as applicable, paid in full.

(d) No present or former employee of Seller has any Action against Seller (whether under federal, state or local Law) under any employment agreement, employment relationship, or otherwise, including on account of or for (i) breach of contract, (ii) unlawful termination, (iii) overtime pay, (iv) wages or salary, (v) vacation or time off (or pay in lieu thereof), or (vi) any violation of any Law relating to minimum wages or maximum hours of work.

(e) No present or former employee of the Seller has any Action, or a basis for any Action, nor have they filed any claim with any court or other Governmental Authority, against the Seller asserting wrongful termination, retaliation, sexual harassment, age, gender, or racial discrimination, or violation of the Occupational Safety and Health Act or any other laws relating to discrimination in employment, employment practices or occupational safety and health standards, by the Seller or any officer, director, employee, agent or Engaged Professional of the Seller.

(f) The Seller is and has been in compliance with all applicable Laws pertaining to employment, employment practices, terms and conditions of employment, and wages and hours, and the Seller is not engaged in any unfair labor practice or discrimination. All individuals characterized and treated by the Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

4.12 Employee Benefit Matters.

(a) To the extent that Seller has maintained an Employee Benefit Plan, each Employee Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Tax Code. With respect to each of the Employee Benefit Plans, there are no violations of any applicable Laws or violations of any Contract that would result in any liability being imposed on Buyer or an Affiliate of Buyer.

(b) No Employee Benefit Plan is, and the Seller has not maintained or participated in an employee benefit plan that is or has ever been, (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Tax Code, or (c) a “multiemployer plan” as defined in Section 3(37) of ERISA. No Employee Benefit Plan provides for any retiree health benefits for any employees or dependents of the Seller and its Affiliates other than as required by Part 6 of Subtitle B of Title I of ERISA and Tax Code Section 4980B, as amended (“COBRA”), or similar state Law. Each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) which is a group health plan (within the meaning of Section 5000(b)(1) of the Tax Code) complies with and has been maintained and operated in accordance with each of the applicable requirements of COBRA and any applicable continuation of coverage requirements under state Law.

(c) All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under any employee benefit plan maintained by Seller or its Affiliates will have been paid, made or accrued for all services on or prior to the Closing Date.

(d) Except for routine claims for benefits arising in the Ordinary Course of Business with respect to any Employee Benefit Plan, there are no claims, actions, suits, proceedings, investigations or hearings pending or, to the Seller’s Knowledge, threatened with respect to any Employee Benefit Plan.

(e) Seller has not incurred material Liability for any Tax imposed under Section 4975 of the Tax Code, Section 4980H of the Tax Code, or Part 5 Subtitle B of Title I of ERISA with respect to any Employee Benefit Plans.

4.13 Compliance with Law.

(a) The Seller and the Business have been operated at all times since inception, and currently are, in compliance with all Laws or other rules or regulations of any Governmental Authority applicable to such Persons, the operation of the Business as previously or currently operated, or the ownership and use of the Purchased Assets, including: (i) Laws or other rules or regulations of any Governmental Authority governing any health care program, including the Medicare and Medicaid programs and Laws relating to health care fraud and abuse and referrals; (ii) federal and state Laws or other rules or regulations relating to health care fraud and abuse and referrals; (iii) federal and state Laws or other rules or regulations relating to Medicare, Medicaid, or any other state governmental or private health care or health insurance programs, including any insurance Laws or Laws relating to payors other than federal or state healthcare programs; (iv) federal and state Laws or other rules or regulations (including those rules and regulations followed, promulgated or enforced by state boards of medicine) relating to the unlawful practice of medicine by physicians or corporations, aiding or abetting the unlicensed practice of medicine or provision of healthcare services, unprofessional conduct, false, deceptive or misleading advertising, filling prescriptions or providing medical care or healthcare services across state lines, fee-splitting, or the payment of referral fees; (v) federal or state Laws or other rules or regulations relating to the manner of handling, processing, and timely paying claims for payment for health care items or services; (vi) Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended by the Health Information Technology for Economic and Clinical Health Act, and any rules or regulations promulgated thereunder (“HIPAA”) and similar state Laws, including any requirements of such laws to provide notice to individuals affected by a breach of the privacy or security of their information; (vii) other federal or state Laws or other rules or regulations relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, the operation of any website related to such items or services, or the billing or payment for such items or services; (viii) Laws or other rules and regulations of any Governmental Authority relating to release of hazardous materials and other materials of environmental concern, pollution or protection of the environment; and (ix) Laws or other rules and regulations regarding the handling of medical waste.

(b) Neither the Seller, nor any director, officer, partner, employee, physician, physicians’ assistant, nurse practitioner, nurse, or other healthcare professional employed or engaged by or under Contract with the Seller or by another Person on behalf or for the benefit of Seller, in each case in connection with the Business (each, an “Engaged Professional”), (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act (42 U.S.C. § 1320a 7a) or any similar Law, or any regulations promulgated thereunder, (ii) has been barred or excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense or has engaged in any act or conduct that would be a grounds for mandatory or permissive exclusion from participation in any federal health care program under Section 1128 of the Social Security Act (42 U.S.C. § 1320a 7), or (iv) is a party to or subject to any Action concerning any of the matters described above in clauses (i) through (iii).

4.14 Permits and Licenses. All Permits required for the Seller and each Engaged Professional to operate the Business as currently operated or for the ownership and use of the Purchased Assets have been obtained by the Seller and each Engaged Professional and are valid and in full force and effect and, with respect to the Permits held by the Seller, and to Seller’s knowledge, are transferable to the Buyer. All such Permits are listed on Schedule 4.14. The Seller and each Engaged Professional is in compliance with all such Permits.

4.15 Intellectual Property. All Contracts relating to the use or license of third party technology, know-how or processes by Seller that are part of the Purchased Assets (collectively, the “Intellectual Property Licenses”) are set forth in Schedule 4.15. Seller has the right to use all Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter or impair Seller’s rights to use the Licensed Intellectual Property and/or any of Seller’s right, title or interest in, to or under any Intellectual Property License. All of the Licensed Intellectual Property is free and clear of all assignments, Encumbrances, charges or claims for infringement, and none is subject to any outstanding order, decree, judgment, stipulation or charge. To the Seller’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any intellectual property right of any third party. The Seller’s use of the Purchased Assets does not infringe upon or otherwise violate the rights of others, and no one has asserted to Seller that Seller’s use of the Purchased Assets infringes the patents, trade secrets, trade names, trademarks, service marks, copyrights or other intellectual property rights of any other Person. The transfer of the Licensed Intellectual Property to, and use by, the Buyer pursuant to the transactions contemplated by this Agreement will not violate or infringe on the rights of others with respect to any of such Licensed Intellectual Property.

4.16 Payor Participation.

(a) The Seller and the Business participate in the Medicaid and Medicare Programs, the TRICARE Program, and similar federal and state reimbursement and governmental health care programs (including “Federal health care programs” as defined in 42 U.S.C. §1320a 7b(f)) (“Government Programs”) and in private, non-governmental programs (including any private insurance program) under which such Persons directly or indirectly are receiving or have received payments (such private, non-governmental programs are referred to, collectively, as the “Private Programs” and, together with the Government Programs, the “Payor Programs”). The Seller and the Business are in good standing with the Government Programs and the Private Programs with which it participates, and neither the Seller nor the Business has any outstanding overpayments or refunds due to any Government Program or any Private Programs, except those occurring in the Ordinary Course of Business.

(b) The Seller has timely filed all claims and reports required to be filed prior to the date of this Agreement and the Effective Time with respect to the Payor Programs, all fiscal intermediaries and/or carriers, and other insurance carriers, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with Laws and contractual obligations of such Payor Programs governing reimbursement and payment claims and all such Permits are identified on Schedule 4.14.

(c) The Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such claims and reports, have not claimed or received reimbursements from Payor Programs in excess of the amounts permitted by Law, and have no Liability under any Payor Program, other than any refund, overpayment, discount or adjustment that occurs in the Ordinary Course of Business.

(d) There are no pending or, to the Knowledge of the Seller, threatened appeals, adjustments, challenges, proceedings or notices of intent to audit with respect to the Seller or the Business. The Seller has not been audited, surveyed, or otherwise examined in connection with any Payor Program, excluding regular credentialing or accreditation activities that occur in the Ordinary Course of Business.

(e) Seller has not received notice that Seller or the Business or any Engaged Professional is subject to any restriction or limitation on the receipt of payment under any Government Program. Seller is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs through intermediaries.

(f) Neither Seller, nor any owner, partner, employee, officer or director of Seller, any Engaged Professional or any independent contractor of Seller, has been (i) excluded from participating in any Government Programs, (ii) subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, or (iii) convicted of a crime described at 42 U.S.C. §1320a-7b.

4.17 Conduct Business in the Ordinary Course. Since January 1, 2023, the Seller has conducted the Business only in the Ordinary Course of Business, including, without limitation, with respect to the payment and administration of accounts payable and the administration of accounts receivable, the purchase of capital assets and equipment and the management of inventories.

4.18 No Brokers or Finders. No Person has or will have, as a result of any act or failure to act by the Seller, any right or claim for any compensation as a broker, finder or in any similar capacity in connection with the transactions contemplated by this Agreement.

4.19 Solvency. The Seller is not now, and immediately after giving effect to the transactions contemplated hereby shall not be, insolvent within the meaning given that term under 11 U.S.C.§101(32) and other applicable Laws relating to fraudulent transfers and conveyances. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Seller.

4.20 Full Disclosure. None of the representations, warranties, or disclosures made by the Seller herein, or in any agreement exhibit, schedule, list, certificate, or memorandum executed, furnished or to be executed or furnished by the Seller in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit any material fact, the omission of which would tend to make the statements made herein or therein misleading in any material respect.

4.21 No Other Representations or Warranties. Buyer has had an opportunity to inspect the Purchased Assets and perform due diligence regarding the Purchased Assets prior to entering into this Agreement. Accordingly, except for the representations and warranties contained in this Article 4, all Purchased Assets are purchased “AS IS – WHERE IS AND WITH ALL FAULTS” and no warranty of habitability, merchantability, or fitness for any particular purpose of any Purchased Assets is made by Seller.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement for the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby makes the following representations and warranties, each of which is relied upon by the Seller regardless of any investigation made or information obtained by the Seller.

5.1 Organization and Good Standing. The Buyer is a corporation validly existing and in good standing under the laws of the State of Texas, with all requisite power and authority to carry on its business as presently conducted. The Buyer is qualified to do business and is in good standing under the laws of the State of Texas.

5.2 Due Authorization. The Buyer is duly empowered and authorized to enter into this Agreement and the other transaction documents to which the Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of the Seller and the consummation of the transactions contemplated hereby by the Buyer have been duly authorized, and no other approvals or authorizations are necessary in connection therewith. This Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of the Buyer (assuming due authorization, execution and delivery by the Seller)are the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

5.3 No Conflicts. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a violation or breach of, or default under, the certificate of formation, bylaws or other organizational documents of the Buyer; or (ii) constitute a violation of any applicable Law, or a breach of any Contract or other agreement, instrument, or commitment to which the Buyer is a party or by which the Buyer is bound.

5.4 No Finders or Brokers. No Person has or will have, as a result of any act or failure to act by the Buyer or any of its Affiliates, any right, interest, or claim upon the Seller for any commission, fee, or other compensation as a finder, broker or in any similar capacity in connection with the transactions contemplated by this Agreement.

Article 6

INDEMNIFICATION

6.1 Survival. The representations and warranties contained herein (or in any other agreement or certificate executed in connection herewith) shall survive the Closing for a period of twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties contained in Section 4.1, 4.2, 4.5, 4.9, 4.18, 5.1, 5.2, and 5.4 shall survive the Closing until the expiration of the applicable statute of limitations. All covenants and obligations of the Parties contained herein or in any other agreement or certificate executed in connection herewith shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding anything herein to the contrary, if written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

6.2 Indemnification by the Buyer. The Buyer covenants and agrees to indemnify, defend and hold harmless the Seller, its successors and assigns, each of their respective Affiliates, officers, directors, shareholders, managers, members, partners, employees and agents, and each of their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against any Loss based upon, caused by, or arising out of or in connection with (a) any breach of any representation or warranty of the Buyer contained in this Agreement any other agreement executed in connection herewith or in any certificate delivered by the Buyer pursuant hereto, (b) any breach or nonfulfillment of any covenant or obligation to be performed by the Buyer pursuant to this Agreement, any other agreement executed in connection herewith or any certificate delivered by the Buyer pursuant hereto; (c) the Assumed Liabilities; (d) the business or operation of the Business or use of the Purchased Assets after the Effective Time (except to the extent any such Loss is a Loss for which Seller is obligated to indemnify Buyer pursuant to Section 6.23).

6.3 Indemnification by Seller. The Seller covenants and agrees to indemnify, defend and hold harmless the Buyer, its successors and assigns, each of their respective Affiliates, officers, directors, shareholders, managers, members, partners, employees and agents, and each of their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against any Loss based upon, caused by or arising out of or in connection with (a) any breach of any representation or warranty of the Seller contained in this Agreement, any other agreement executed in connection herewith or in any certificate delivered by the Seller pursuant hereto, (b) any breach or nonfulfillment of any covenant or obligation to be performed by the Seller pursuant to this Agreement, any other agreement executed in connection herewith or any certificate delivered by the Seller pursuant hereto, (c) any Excluded Liability or Excluded Asset, (d) the business or operation of the Business or use of the Purchased Assets prior to the Effective Time (except to the extent any such Loss is a Loss for which Buyer is obligated to indemnify Seller pursuant to Section 6.22), and (e) all Transfer Taxes.

6.4 Certain Limitations. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.3(a) exceeds $35,000.00 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.3(a) shall not exceed $350,000.00 (the “Cap”). Notwithstanding the foregoing, the limitations set forth herein shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or in the case of fraud.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.2(a) shall not exceed the Cap.

(c) For purposes of this Article 6 (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

6.5 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

6.6 Payments.

(a) Subject to Section 6.5(b)once a Loss is agreed to by the Indemnifying Party, finally adjudicated to be payable, or is accepted or deemed (in accordance with Section 6.4) to be accepted by the Indemnifying Party, the Indemnifying Party shall satisfy its obligations within ten days thereafter, and any past due amount shall accrue interest at the statutory rate of interest in the State of Texas for judgments.

(b) Notwithstanding anything herein to the contrary, any Loss payable to a Buyer Indemnitee shall be first satisfied by offsetting the amount of such Losses from the then-remaining Escrow Amount payable to the Seller (if any) and, then, by exercising the Buyer’s rights under Section 8.4.

6.7 Characterization of Indemnity Payment for Tax Purposes. All amounts payable under this Article 6 shall be treated for all Tax purposes as adjustments to the Purchase Price, except as otherwise required by Law.

6.8 Cumulative Remedies. The rights and remedies provided in this Article 6 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Article 7

COVENANTS

7.1 Further Assurances.

(a) Each Party shall execute, acknowledge and deliver to the other Party any and all other assignments, consents, approvals, conveyances, assurances, documents, certificates and instruments reasonably requested by the other Party at any time and shall take any and all other actions reasonably requested by the other Party at any time for the purpose of carrying out the transactions contemplated hereby.

(b) After consummation of the transactions contemplated herein, the Parties agree to cooperate with each other in regards to all matters arising from the transition of ownership of the Purchased Assets from Seller to Buyer.

7.2 Certain Consents. To the extent that Seller’s rights under any Assumed Contract or Assumed Lease to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing Date, and which is important to the ownership, use or disposition by Buyer of an Asset, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and following the Closing Date, Seller at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective, have a Material Adverse Effect, or would otherwise materially impair Buyer’s rights under or to the Asset in question so that Buyer would not in effect acquire the benefit of substantially all such rights, Seller shall, to the maximum extent permitted by law and at Buyer’s expense, act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, including any sublease or subcontract or similar arrangement.

7.3 Certain Employee Matters.

(a) The Seller shall terminate the Business Personnel immediately prior to closing. In consultation with the Seller, the Buyer and/or an Affiliate of the Buyer shall offer employment to the particular Business Personnel that Buyer determines to employ on the Closing Date (the “Transferred Employees”). As to any Business Personnel who become Transferred Employees, it is agreed that: (i) such Transferred Employees will be considered “new hires” by the Buyer or its applicable Affiliate, and for a minimum of six (6) months after Closing the terms and conditions of any such Transferred Employees’ employment with Buyer will be no less favorable than each Transferred Employee’s current employment arrangement with the Seller, provided that any right to participate in an employee benefit plan of Buyer, if any, or an Affiliate of the Buyer, if any, shall be provided as soon as administratively practicable and in all cases subject to the terms of the applicable employee benefit plan, if any (ii) each Transferred Employee shall receive service credit for the number of years of service to the Seller, (iii) each Transferred Employee shall receive credit in the form of additional paid time off while employed by Buyer for any Accrued PTO as of the Closing Date properly earned by such Transferred Employee while an employee of Seller, (iv) the Buyer or its applicable Affiliate shall thereafter have the sole right with respect to establishing all terms and conditions relating to the employment or engagement of any Transferred Employees, and (v) nothing shall obligate Buyer beyond the six (6) month period specified in (i) above, to continue to employ or engage any Transferred Employee for any length of time or prohibit Buyer from exercising its independent business judgment in modifying any of the terms and conditions of the employment or engagement of any Transferred Employee.

(b) Buyer shall have no obligations whatsoever for any Liabilities related to or arising in connection with the Seller’s Employee Benefit Plans at any time. The Seller shall be exclusively responsible for all Liabilities (i) under any Employee Benefit Plan in which the Seller participates or has participated or arising as a result of Seller’s affiliation with an ERISA Affiliate arising at any time, (ii) arising out of or in connection with the cessation of employment of any current or former employee, independent contractor, consultant or other service provider of the Seller, including any Engaged Professional, at or prior to the Closing (including any severance obligation and compliance with, and any obligations arising under, the continuation of coverage requirements of COBRA or other similar state Law), (iii) arising out of or relating to any grievance against the Seller which accrues prior to the Closing Date, (iv) relating to payroll, vacation, and sick pay for any current or former employee, independent contractor, consultant or other service provider of the Seller, or (v) with respect to any actual or alleged compensation for any current or former employee, independent contractor, consultant or other service provider of the Seller accruing prior to Closing. Seller will be solely responsible for compliance with, and any obligations arising under, COBRA, including but not limited to required notifications, (x) with respect to any Business Personnel or any other employee or other service provider of the Seller (or any beneficiary or dependent thereof), arising at any time or (y) for any Transferred Employee (or any beneficiary or dependent thereof) who experienced a COBRA “qualifying event” prior to the Effective Time under any Employee Benefit Plan subject to COBRA.

(c) No provision of this Agreement shall (i) create any third party beneficiary rights in any current or former employee, independent contractor, consultant or other service provider of the Seller, any beneficiary or dependent thereof, or any collective bargaining representative thereof; (ii) be deemed or construed to be an amendment or other modification of any Employee Benefit Plan or an employee benefit plan of the Buyer; or (iii) obligate the Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

(d) Pursuant to Rev. Proc. 2004-53, 2004-2 CB 320, the Buyer and the Seller agree to follow the “Standard Procedure” for purposes of satisfying the federal wage and employment tax reporting and filing requirements with respect to wages paid to the Business Personnel for the calendar year which includes the Closing Date.

7.4 Post-Closing Access. After the Closing, the Parties shall make reasonably available to the other Party and its agents, independent auditors, and/or counsel, as appropriate, such documents and information as may be available relating to the Business, including audit, tax, payroll, and cost report records and work papers, for periods prior and subsequent to the Closing to the extent necessary to facilitate concluding the transactions herein contemplated (including as necessary to transfer any Permits constituting part of the Purchased Assets), audits, compliance with Laws, and the prosecution and defense of claims against or involving the requesting Party; provided, however, neither Party shall be obligated to provide the other Party with access to any books and records where such access would violate applicable Law. The Party requesting any of the foregoing shall make an advance written request for any documents or information requested pursuant to this section, and such requesting Party shall bear any and all costs incurred to obtain such documents or information. Seller shall preserve and keep a copy of all books and records that relate to the use or ownership of Purchased Assets on or prior to the Closing in Seller’s possession for a period of at least five (5) years after the Closing Date.

7.5 Confidentiality Covenants of Seller and Certain Other Persons.

(a) For purposes of this Agreement, the term “Confidential Information” includes all information or documentation, whether written or oral, related to the Business, the Buyer, or any Affiliate thereof, or their respective operations or Purchased Assets (including the Purchased Assets), including, by way of illustration and not by way of limitation: (i) lists containing the names of patients, customers, employees, principals, providers, payors and suppliers of the Business, or the Buyer or any of its Affiliates; (ii) the past, present, and prospective methods, procedures and techniques utilized in identifying prospective referral sources, patients, customers, providers, payors and suppliers and in soliciting the business thereof; (iii) the methods, procedures and techniques used in the operation of the Business or the Buyer or any of its Affiliate’s business, including the methods, procedures and techniques utilized in marketing, pricing, applying, and delivering health products and services; and (iv) compilations of information, records and processes which are used in the operation of the Business.

(b) The Seller and Owner acknowledge that the Confidential Information gives the Buyer and the Business an advantage over their competitors and that the same is not available to, or known by, the Buyer’s competitors or the general public. The Seller and Owner acknowledge that the Seller and Owner and their respective predecessors have devoted, and the Buyer will devote, substantial time, money and effort in the development of the Confidential Information and in maintaining the proprietary and confidential nature thereof. From and after the Closing, the Seller and Owner shall protect and safeguard any of the Confidential Information that is known to the Seller or Owner or that at any time is in the Seller’s or Owner’s possession. Except as required by Law or a valid order issued by a court or governmental agency of competent jurisdiction, from and after the Closing or to Seller’s legal and tax advisers who need to know Confidential Information to assist Seller or Owner in relation to this Agreement, the Seller and Owner agree that neither either of them, any of their respective Affiliates, nor any of their respective officers, partners or owners will, directly or indirectly, disclose, disseminate or distribute to another, or induce any other Person to disclose, disseminate, or distribute, directly or indirectly, any Confidential Information either for such Person’s own benefit or for the benefit of another Person, whether or not acquired, learned, obtained, or developed by a Person alone or in conjunction with others, and neither the Seller, Owner any of their Affiliates, nor any of their respective officers, partners or owners will, directly or indirectly, use or cause to be used any Confidential Information in any way except as directed by the Buyer. The Seller acknowledges and agrees that all Confidential Information, whether prepared by or for the Seller or otherwise, shall remain the exclusive property of the Buyer or its Affiliate after the Closing. If the Seller, Owner or any of their Affiliates or any of their respective officers, partners or owners is compelled to disclose any information by judicial or administrative process or by other requirements of Law, then such Person shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed; provided, that Buyer may require such Person, at Buyer’s expense, to use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.

(c) Each covenant in this Section 7.5 shall be construed as an agreement that is independent of any other provision of this Agreement and, unless otherwise expressly set forth herein, each such covenant shall survive the Closing of the transactions contemplated by this Agreement. The existence of any claim or cause of action of the Seller or any other Person against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of each of the covenants set forth in this Section 7.5.

(d) The Seller and Owner agree that the breach or attempted breach of this Section 7.5 may cause irreparable injury to the Buyer and that any remedy at law may alone be inadequate. The Seller and Owner therefore agree, in addition to any other relief, that the Buyer and its Affiliates will be entitled to injunctive and other equitable relief in case of any such breach or attempted breach. The Seller and Owner expressly waive, on behalf of themselves and each of their Affiliates and their respective officers, partners or owners, any requirement that the Seller or any other such Person could assert for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief.

(e) If any of the restrictions set forth in this Section 7.5 are adjudicated by a court of competent jurisdiction to be excessively broad, those restrictions determined to be excessively broad shall be reduced to the minimum extent necessary to make such restrictions enforceable, and the restrictions shall be enforced subject to such reduction. Any provision of this Section 7.5 not so reduced shall remain in full force and effect as written.

7.6 Non-Competition; Non-Solicitation.

(a) Each of Seller and Owner (each a “Seller Party” and collectively the “Seller Parties”) hereby acknowledges that they have knowledge of Confidential Information concerning the Seller and the Business and also have received or otherwise have had access to certain of the Buyer’s and Parent’s (the “Buyer Parties”) Confidential Information. The Seller Parties acknowledge and agree that the Business and the Buyer Parties, including their Affiliates, would be irreparably damaged if either of the Seller Parties were to provide services or to otherwise participate (including as an investor or any other capacity) in the business of any Person competing with the Business during the Restricted Period (as defined below) and that any such competition by either of the Seller Parties would result in a significant loss of goodwill by the Business and the Buyer Parties. The Seller Parties further acknowledge and agree that the covenants and agreements set forth in this Section 7.6 were a material inducement to the Buyer Parties to enter into this Agreement and to perform their respective obligations hereunder, and that the Buyer Parties would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if either of the Seller Parties breached the provisions of this Section 7.6. Therefore, in further consideration of the amounts to be paid hereunder for the Parent Equity, each of the Seller Parties agrees that for a period of three (3) years following the Closing Date (the “Restricted Period”) it shall not, and shall not permit any of its Affiliates to, directly or indirectly, either for itself, himself or herself or through any other Person, engage in, participate in, or permit such Person’s name to be used by any enterprise engaging in or participating in, any business located in the United States of America that is competitive with the Business. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than two percent (2%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person, provided that nothing herein shall prohibit either of the Seller Parties from owning any interests in Parent, Buyer, or any of their respective successors or assigns or participating in the business of any such Person. The Seller Parties agree that this covenant is reasonably designed to protect Buyer’s substantial investment and is reasonable with respect to its duration, geographical area and scope. Notwithstanding anything to the contrary herein, to the extent any of the restrictions in this Section 7.6 are intended to apply to an Affiliate of either of the Seller Parties, such restrictions shall be deemed to only apply to the Affiliates of such Seller or Owner, as applicable, that are controlled by Seller or Owner, as applicable. Notwithstanding the foregoing, the Owner may continue to be engaged as a physician providing pathology services to patients of the Seller.

(b) During the Restricted Period, the Seller Parties shall not (and shall cause their Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Buyer Parties to leave the employ of the Buyer Parties, or in any way interfere with the relationship between the Buyer Parties and any such employee, (ii) hire any person who was an employee of either of the Buyer Parties at any time during the 12-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Seller Parties and Buyer Parties so as to avoid disputes under this Section 7.6(b) that any such hiring within such 12-month period is in violation of clause (i) above), or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Buyer Parties in order to induce or attempt to induce such Person to cease doing, decrease or materially change the terms of their business with the Buyer Parties, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Buyer Parties (including making any negative statements or communications about the Buyer Parties or any of their respective Affiliates), provided however the foregoing restrictions of this Section 7.6(b) shall not apply to any Person who is acting on behalf of and at the direction of the Seller Parties, any of their Affiliates, or any of their successors or assigns within the scope of any responsibilities such Person may have as an employee, contractor, consultant, or other agent of the Seller Parties, any or their Affiliates, or any of their successors or assigns.

(c) If, at the time of enforcement of any of the provisions of this Section 7.6, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the Seller Parties and Buyer Parties agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. It is further agreed that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by Law. In the event of a breach or violation by either of the Seller Parties of this Section 7.6, the Restricted Period with respect to such Seller shall be tolled until such breach or violation has been duly cured by such Seller.

(d) If a Seller Party or any of its Affiliates (the “Restricted Persons”) breaches, or threatens to commit a breach of, any of the provisions of this Section 7.6 (the “Restrictive Covenants”), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer Parties and that money damages would not provide an adequate remedy to either of the Buyer Parties.

(ii) The right and remedy to require the Restricted Persons to account for and pay over to either of the Buyer Parties any profits, moneys, accruals, increments or other benefits derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants.

7.7 Transfer Taxes and Payment of Other Taxes. The Seller shall (a) be responsible for and pay when due any and all sales, use, stamp, documentary, filing, recording, value-added, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law; (b) timely file or cause to be filed (with the reasonable cooperation of the Buyer to the extent required) all necessary documents (including all Tax Returns) with respect to Transfer Taxes; and (c) provide the Buyer with documentation confirming such payment satisfactory to the taxing jurisdiction responsible for collecting such Taxes.

7.8 Receivables. From and after the Effective Time, if the Seller or any of its Affiliates receives, collects or causes to be collected any funds relating to the post-Closing operation of the Business or otherwise constituting an Asset, the Seller or the applicable Affiliate shall promptly remit such funds to the Buyer. From and after the Closing, if the Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, the Buyer shall, and shall cause such Affiliates to, promptly remit any such funds to the Seller.

7.9 Post-Closing Filing Obligations. If requested by the Buyer, the applicable third party payor, or Governmental Authority after the Closing Date, the Seller shall prepare and file, on or before the applicable due date, all reports, applications, notices, and other documents relating to any Liabilities retained by the Seller, Excluded Assets, or to any period on or before the Effective Time (collectively, the “Post-Closing Filings”), and will perform any action required of, or requested by, any third party payor or Governmental Authority. The Seller shall provide the Buyer with a copy of all Post-Closing Filings contemporaneously with the filing of all of such Post-Closing Filings.

7.10 New Lease. If upon the expiration of the current term of the Laboratory Lease the Buyer determines in its discretion that it desires to continue use of the Premises (as defined in the Laboratory Lease), then Buyer shall use its commercially reasonable efforts to negotiate and enter into a new lease agreement pertaining to the Premises on terms mutually agreeable to Buyer (or an Affiliate), as tenant, and the then current landlord of the Premises, rather than exercise any option to extend the term of the current Laboratory Lease.

Article 8

MISCELLANEOUS

8.1 Publicity. Neither Buyer nor Seller shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media prior to the Closing Date without the prior consent of the other party. Nothing in this Section 8.1 shall be considered to prohibit any Party from making any disclosure required by any Law.

8.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

If to Buyer:	Precision Pathology Laboratory Services, LLC
c/o bio Affinity Technologies, Inc.
22211 West I-10, Suite 1206
San Antonio, Texas 78257
Attention: Maria Zannes, President and Chief Executive Officer
Email: mz@bioaffinitytech.com

With a copy (which shall not constitute notice) to:	Jackson Walker L.L.P.
1900 Broadway, Suite 1200
San Antonio, Texas 78215
Attention: Patrick B. Tobin
Email: ptobin@jw.com

If to Seller or Owner:	Village Oaks Pathology Services, P.A.
1092 Madeline Street
New Braunfels, TX 78132
Attention: Dr. Roby P. Joyce, M.D.
Email: rjoyce@precisionpath.us

With a copy (which shall not constitute notice) to:	Pulman, Cappuccio & Pullen, LLP
2161 N.W. Military Highway, Suite 400
San Antonio, Texas 78213
Attention: James Cheslock
Email: jcheslock@pulmanlaw.com

8.4 Offset and Withholding. In addition to any other remedies available at Law, in equity or under Contract (including this Agreement), the Buyer shall be entitled to offset and withhold any amounts which are payable by the Seller from and against any amounts that are otherwise payable to the Seller by the Buyer.

8.5 Governing Law; Venue.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b) THE PARTIES HERETO AGREE THAT ALL DISPUTES, ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN THE FEDERAL AND STATE COURTS LOCATED IN SAN ANTONIO, BEXAR COUNTY, TEXAS (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS.

8.6 Headings. The section headings contained herein are for purposes of convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

8.7 Entire Agreement. This Agreement (including the other transaction documents, Schedules and Exhibits referred to herein) sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings, whether written or oral, related to the subject matter hereof except for the Non-Disclosure and Confidentiality Agreement entered into by the Parties, dated effective as of March 4, 2022, which shall remain binding prior to (but not after) the Closing in accordance with its terms.

8.8 Successors and Assigns. All of the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

8.9 Amendment; No Waiver. This Agreement may only be amended, modified, superseded, or canceled, and any of the terms, provisions, covenants, representations, warranties, or conditions hereof may only be waived, by a written instrument executed by the Buyer and the Seller, or, in the case of a waiver, by the Party waiving compliance. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof.

8.10 Severability. If any one or more terms or provisions of this Agreement is found to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon the determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.11 Assignment; No Third Party Beneficiary. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The Seller shall not assign (whether directly or indirectly, by operation of law or otherwise) any of its rights or obligations hereunder without the prior written consent of the Buyer. Except for any such valid assignment or as otherwise expressly set forth herein, this Agreement is for the sole benefit of the undersigned Parties and is not for the benefit of any third party.

8.12 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments, and take such other actions, as either Party may reasonably request in order to more fully vest and perfect in the Buyer all right, title, and interest in and to the Purchased Assets, free and clear of all Encumbrances, and otherwise to effectuate the transactions contemplated by this Agreement.

8.13 Attorneys’ Fees. In any Action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful Party to such litigation, as determined by the court in any final judgment or decree, shall pay the successful Party or parties all costs, expenses, and reasonable attorneys’ fees incurred therein by such Party or parties (including such costs, expenses, and fees on any appeal or in connection with any bankruptcy proceeding), and if the successful Party recovers judgment in any such Action or proceeding, such costs, expenses, and attorneys’ fees shall be included in and as a part of such judgment.

8.14 Interpretation of Agreement.

(a) The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties as set forth in this Agreement.

(b) If any period for giving notice or taking action under this Agreement expires on a day that is not a business day, the time period is to be automatically extended to the business day immediately following such day. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded.

(c) Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Schedule or Exhibit means an Article or Section of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (ii) the word “including” is to be construed as “including, without limitation,” (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (iv) words in the singular or plural form include the plural and singular form, respectively, (v) pronouns are to be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons requires, (vi) references to a particular Person include such Person’s successors and permitted assigns, (vii) references to a particular statute, rule or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time, (viii) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof, (ix) references to “Dollars” or “$” are references to United States Dollars, and (x) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with GAAP.

8.15 Counterparts. Separate copies of this Agreement may be signed by the Parties, with the same effect as though all of the Parties had signed one copy of this Agreement. Signatures sent by facsimile, e-mail or other means of electronic transmission shall be deemed to be originals for all purposes of this Agreement.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be made effective as of the Effective Time.

BUYER:

PRECISION PATHOLOGY LABORATORY SERVICES, LLC

By:	/s/ Maria Zannes
Name:	Maria Zannes
Title:	Manager

SELLER:

VILLAGE OAKS PATHOLOGY SERVICES, P.A.

By:	/s/ Roby P. Joyce, M.D.
Name:	Roby P. Joyce, M.D.
Title:	President

OWNER:

/s/ Roby P. Joyce, M.D.
Roby P. Joyce, M.D.

Appendix I

Definitions

1.1 “Accrued PTO” means, with respect to any Business Personnel, such Person’s accrued but unused vacation, holiday, sick leave, or other paid time off, in each case as of the date in question in accordance with applicable employer policies.

1.2 “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

1.3 “Affiliate” of a Party means (a) a Person controlling, controlled by, or under common control with such party, and (b) Persons that control, are controlled by, or are under common control with any Person described in the foregoing clause (a).

1.4 “Allocation” has the meaning set forth in Section 2.2.

1.5 “Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(c).

1.6 “Assumed Contracts” has the meaning set forth in Section 2.1(a)(viii).

1.7 “Assumed Leases” has the meaning set forth in Section 2.1(a)(vii).

1.8 “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.9 “Assumption Agreement” has the meaning set forth in Section 3.2(b).

1.10 “Balance Sheet” has the meaning set forth in Section 4.5(a).

1.11 “Balance Sheet Date” has the meaning set forth in Section 4.5(a).

1.12 “Bill of Sale” has the meaning set forth in Section 3.2(a).

1.13 “Business Personnel” has the meaning set forth in Section 4.11(a).

1.14 “Buyer Indemnitees” has the meaning set forth in Section 6.3.

1.15 “Buyer Parties” has the meaning set forth in Section 7.6(a).

1.16 “Cash Consideration” means $2,500,000.00.

1.17 “Cash in Bank Amount” has the meaning set forth in Section 2.1(a)(iv).

1.18 “Certificate of Deposit” has the meaning set forth in Section 2.4 (f)

1.19 “Closing” has the meaning set forth in Section 3.1.

1.20 “Closing Date” means the date of this Agreement.

1.21 “Closing Payment” means the Cash Consideration minus (i) the Escrow Amount.

1.22 “COBRA” has the meaning set forth in Section 4.12(b).

1.23 “Confidential Information” has the meaning set forth in Section 7.5(a).

1.24 “Contract” means a contract, commitment, lease, or other agreement, instrument, undertaking or legally binding arrangement, whether written or oral.

1.25 “Designated Courts” has the meaning set forth in Section 8.5(b).

1.26 “Effective Time” means 11:59 P.M. San Antonio, Texas time on the Closing Date.

1.27 “Employee Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any current or former Business Personnel (or any spouse or dependent of such individual), or under which Seller or any ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

1.28 “Employee Retention Credit Refund” means any refund of Taxes (whether paid in cash or received as a credit in lieu of Tax), with respect to any taxable period (or portion thereof) ending on or before the Closing Date, that is attributable to any employee retention credit provided for by the Coronavirus Aid, Relief, and Economic Security Act (including as amended by the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) and any similar credit under state or local Law.

1.29 “Encumbrance” means any lien, mortgage, encroachment, easement, right of way, pledge, claim, charge, option, license, lease, security interest, community property interest, title defect, charge, condition, right of another, or other restriction or encumbrance.

1.30 “Engaged Professional” has the meaning set forth in Section 4.13(b).

1.31 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.32 “ERISA Affiliate” means any entity that is, or at any relevant time was, a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code and the regulations promulgated thereunder.

1.33 “Escrow Agent” has the meaning set forth in Section 2.8(a).

1.34 “Escrow Agreement” has the meaning set forth in Section 2.8(a).

1.35 “Escrow Amount” means $350,000.00 (deposited in the Escrow Account at Closing), plus interest accrued in the Escrow Account, less any disbursements made to Seller or Buyer under the terms of the Escrow Agreement.

1.36 “Escrow Release Amount” has the meaning set forth in Section 2.8(b).

1.37 “Excluded Assets” has the meaning set forth in Section 2.4.

1.38 “Excluded Liabilities” has the meaning set forth in Section 2.3.

1.39 “Executive Employment Agreement” has the meaning set forth in Section 3.2(h).

1.40 “Financial Statements” has the meaning set forth in Section 4.5(a).

1.41 “Flow Cytometer Lease” means that certain Equipment Lease Agreement, dated effective as of December 4, 2018, by and between Beckman Coulter, Inc., as Lessor, and Village Oaks Pathology d/b/a Precision Pathology Services, as Lessee.”

1.42 “Fundamental Representation” means the representations and warranties in Section 4.1 (Organization and Good Standing), Section 4.2 (Due Authorization; Capacity), Section 4.3 (No Violation; No Consents), Section 4.5 (Title to Purchased Assets), Section 4.9 (Taxes) and Section 4.18 (No Brokers or Finders).

1.43 “GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied. Any financial or accounting term that is set forth in this Agreement and not otherwise defined shall have the meaning given such term under GAAP.

1.44 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction, as well as any contractor or designee of any of the foregoing, whether an administrative contractor, reviewing contractor, audit contractor, or otherwise.

1.45 “Government Programs” has the meaning set forth in Section 4.16(a).

1.46 “Healthcare Laws” means any Law relating to healthcare regulatory matters, including, but not limited to: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the Stark Law), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement, corporate practice of medicine, and physician fee splitting regulations, rules, ordinances, orders, and judgments applicable to healthcare service providers providing the items and services that Seller provides.

1.47 “HIPAA” has the meaning set forth in Section 4.13(a).

1.48 “Indemnified Party” has the meaning set forth in Section 6.4.

1.49 “Indemnifying Party” has the meaning set forth in Section 6.4.

1.50 “Independent Accountant” means an impartial nationally or regionally recognized firm of independent certified public accountants selected by the mutual agreement of the Buyer and the Seller.

1.51 “Intellectual Property Licenses” has the meaning set forth in Section 4.15.

1.52 “Joyce Living Trust” means The Joyce Living Trust dated March 19, 2023 of which Owner is a trustee.

1.53 “Knowledge of the Seller” or “Seller’s Knowledge” or any other similar knowledge qualification shall mean the actual knowledge of Owner, Stacey Gates and Abigail Dunphey, after due inquiry and investigation.

1.54 “Laboratory Lease” means that certain Office Lease dated July 31, 2019, for the Laboratory Premises, by and between the Landlord and the Seller.

1.55 “Laboratory Premises” means 3300 Nacogdoches Road, Suites 108,110, 115 and 120 San Antonio, Texas 78217.

1.56 “Landlord” means 343 West Sunset, LLC, a Texas limited liability company, its successors and assigns.

1.57 “Law” means any law, statute, ordinance, code, rule, order, regulation, policy or common law of any Governmental Authority, court, or administrative or regulatory agency.

1.58 “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

1.59 “Licensed Intellectual Property” has the meaning set forth in Section 2.1(a)(x).

1.60 “Loss” means any claim, Action, Liability, loss, damage, cost, deficiency, award, penalty, Tax, fine or expense (including, without limitation, diminution in value, lost profits, attorneys’ fees and costs of investigation and litigation).

1.61 “Management Services Agreement” has the meaning set forth in Section 3.2(d).

1.62 “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, working capital, management, ownership, structure, condition (financial or otherwise) or Purchased Assets of the Seller or the Business, (b) the value or condition of the Purchased Assets, or (c) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis.

1.63 “Medical Assets” means all assets associated with the practice of medicine pursuant to applicable state and federal Law, including but not limited to, (i) all agreements related to any Payor Programs, (iii) all employment agreements or consulting agreements between the Seller and existing Seller pathologists, and (iv) all licenses, certifications and approvals of Seller Pathologists.

1.64 “Ordinary Course of Business” has the meaning set forth in Section 2.3(b).

1.65 “Parent” has the meaning set forth in Section 2.1(b)(ii).

1.66 “Parent Equity” has the meaning set forth in Section 2.1(b)(ii).

1.67 “Payor Programs” has the meaning set forth in Section 4.16(a).

1.68 “Pending Claims Amount” has the meaning set forth in Section 2.8(b)

1.69 “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

1.70 “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

1.71 “Post-Closing Filings” has the meaning set forth in Section 7.9.

1.72 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

1.73 “Professional Services Agreement” has the meaning set forth in Section 3.2(d).

1.74 “Private Programs” has the meaning set forth in Section 4.16(a).

1.75 “Purchase Price” has the meaning set forth in Section 2.1(b).

1.76 “Purchased Assets” has the meaning set forth in Section 2.1(a)

1.77 “Restricted Covenants” has the meaning set forth in Section 7.6(d).

1.78 “Restricted Period” has the meaning set forth in Section 7.6(a).

1.79 “Restricted Persons” has the meaning set forth in Section 7.6(d).

1.80 “Seller Indemnitees” has the meaning set forth in Section 6.2.

1.81 “Seller Parties” has the meaning set forth in Section 7.6(a).

1.82 “Seller Pathologists” means any board certified or board eligible pathologist employed by or contracted with Seller to provide professional interpretation services on behalf of Seller.

1.83 “Subscription Agreement” has the meaning set forth in Section 3.2(i).

1.84 “Succession Agreement” has the meaning set forth in Section 3.2(f).

1.85 “Tax” means (a) any present and future income, franchise, payroll, social security, Medicare, unemployment insurance, gross receipts, withholding, sales, use, ad valorem, value added, excise, transfer, alternative minimum, estimated, environmental, stamp, real or personal property, and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof and any analogous or similar provision under Law) or otherwise.

1.86 “Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.87 “Tax Return” means any return, report, schedule, form, claim, declaration or statement filed or required to be filed with any Governmental Authority with respect to any Tax (including any attachments thereto), including any information return, claim for refund, amended return or declaration of estimated Tax.

1.88 “Transaction Documents” means this Agreement, the Bill of Sale, the Assumption Agreement, the Assignment and Assumption of Lease, the Escrow Agreement, the Management Services Agreement, the Professional Services Agreement, the Succession Agreement, the Executive Employment Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

1.89 “Transfer Taxes” has the meaning set forth in Section 7.7.

1.90 “Transferred Employees” has the meaning set forth in Section 7.3(a).